      As filed with the Securities and Exchange Commission on June 23, 2000
                                                      Registration No. 333-36922

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------

                           ARI NETWORK SERVICES, INC.
             (Exact name of registrant as specified in its charter)

         WISCONSIN                                    39-1388360
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)
                            330 EAST KILBOURN AVENUE
                         MILWAUKEE, WISCONSIN 53202-3149
                                 (414) 278-7676
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                            COPIES OF ALL COMMUNICATIONS TO:
               Brian E. Dearing                                   Larry D. Lieberman
           330 East Kilbourn Avenue                               Godfrey & Kahn, S.C.
         Milwaukee, Wisconsin 53202-3149                         780 North Water Street
                (414) 278-7676                                    Milwaukee, WI  53202
  (Address, including zip code, and telephone                        (414) 273-3500
  number, including area code, of agent for service)

                                ----------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                 Proposed maximum        Proposed maximum         Amount of
            Title of each class of               Amount to      offering price per      aggregate offering       registration
         securities to be registered            be registered         unit(1)                price(1)              fee(2)
         ---------------------------            -------------         -------                --------              ------
Common Stock, $0.001 par value per share
  underlying principal of subordinated
  debenture..................................    1,000,000           $3 27/32                 $3,843,750            $1,015
  underlying interest on subordinated
  debenture..................................      210,000           $3 27/32                    807,187               213
  underlying investment options..............      800,000           $3 27/32                  3,075,000               812
  underlying warrants........................      600,000           $3 27/32                  2,306,250               609
  reserve for issuance pursuant to
   antidilution and default provisions of the
   securities................................      652,500           $3 27/32                  2,508,047               662
                                                ----------                                  ------------           -------
Total........................................    3,262,500                                   $12,540,234            $3,311
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on May 10, 2000.
(2)  Paid on May 12, 2000.
                             -----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER
TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS
NOT PERMITTED.


                   Subject to completion. Dated June 23, 2000


PROSPECTUS



                           ARI NETWORK SERVICES, INC.

                        3,262,500 SHARES OF COMMON STOCK




         The selling shareholder identified in this prospectus may offer and sell from time to time up to 3,262,500 shares of our common stock by using this prospectus.

         The shares of common stock covered by this prospectus may be offered and sold in accordance with the Plan of Distribution described on page 11.

         Our common stock trades on The Nasdaq Stock Market under the symbol "ARIS." The last reported sale price of our common stock on June 22, 2000 was $3 1/4 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                    The date of this prospectus is June ____, 2000.

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
The Company.......................................................................................................1

Risk Factors......................................................................................................1

Forward-Looking Statements........................................................................................5

Selling Shareholder...............................................................................................6

Plan of Distribution.............................................................................................11

Use of Proceeds..................................................................................................12

Legal Matters....................................................................................................12

Experts..........................................................................................................12

Where You Can Find More Information..............................................................................12

Documents Incorporated by Reference..............................................................................13

                                 ---------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling shareholder are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

         Unless the context requires otherwise, the terms "we," "our," "us" and "ARI" refer to ARI Network Services, Inc. and its subsidiaries.

         We are a provider of business-to-business e-commerce solutions to manufacturers in selected industries with shared service networks and distribution channels. We focus our sales and marketing on the U.S., Canadian, European and Australian manufactured equipment industry, providing direct sales and service in North America and operating through value-added sales and service agents elsewhere. We also provide e-commerce services to certain non-equipment industries, including the U.S. and Canadian agribusiness industry, the U.S. and Canadian freight transportation industry and the U.S. non-daily newspaper publishing industry.

         We were founded in 1981 and are incorporated under the laws of the State of Wisconsin. Our common stock is listed on The Nasdaq Stock Market under the symbol "ARIS." Our executive offices are located at 330 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 (telephone: (414) 278-7676). We maintain a website at http://www.arinet.com.(TM)

         A more complete description of our business and its recent activities can be found in the documents described in "Where You Can Find More Information."

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. Please carefully consider the specific risk factors set forth below as well as other information contained in, or incorporated by reference into, this prospectus before purchasing our common stock.

         WE MAY NOT HAVE INCOME IN THE FUTURE. Since our organization in 1981, we have experienced net losses in each fiscal year resulting in an accumulated deficit of $82,381,000 at January 31, 2000. During the fiscal years ended July 31, 1999, 1998 and 1997, we experienced net losses of $3,415,000, $2,140,000 and
$3,275,000, respectively. For the nine months ended April 30, 2000, we experienced a net loss of $4,489,000. We require significant increases in revenues to achieve a profitable level of operations. We do not anticipate reporting net income for fiscal 2000 or fiscal 2001 and there can be no assurance that we will be profitable after then.

         WE MAY HAVE PROBLEMS RAISING MONEY IN THE FUTURE. We currently do not generate sufficient cash to cover our operating costs and investment activities and, therefore, may need to raise additional financing in the future. We have funded our substantial network development costs, acquisitions and negative cash flow from operations principally from the sale of securities. Our recent private placement transaction with the selling shareholder raised $4 million. We may need to raise additional financing in the future in order to continue to make acquisitions or to increase our investments in areas such as marketing and new product development. In this event, we may need to obtain additional financing and issue securities to outside sources with greater rights than those currently possessed by holders of our common stock. Any additional financing may be dilutive to existing shareholders or may be on terms that are not favorable to us.

         WE ARE SUBJECT TO INTENSE COMPETITION. The market for e-commerce products and services is highly competitive. Several companies offer electronic commerce services or software products that are similar to those offered by us. Moreover, companies within our target markets may develop and implement private computer-to-computer networks, thereby reducing demand for our network services. Because the market for Internet products and services lack significant barriers to entry, new competitors could enter our market relatively easily. Our competitive environment is characterized by rapid technological changes, dynamic customer demands and frequent product enhancements and product introductions. The pace of technological changes, such as developments in Internet commerce, is so great that new competitors may emerge quickly based on new technologies. Many of our current and potential competitors have greater financial, technical, operational and marketing resources than us, and we may not be able to compete successfully against these competitors.

         OUR SUCCESS DEPENDS ON NEW PRODUCT DEVELOPMENT AND RESPONDING TO TECHNOLOGICAL CHANGE. The market for our products and services is characterized by technological advances, changes in customer requirements and frequent new product introductions and enhancements. Our growth and future financial performance will depend in part upon our ability to enhance existing products and services and develop and introduce new products and services that meet technological advances, respond to evolving customer requirements, respond to competitive products or announcements and achieve market acceptance. There can be no assurance that we will be successful in developing and marketing products or services on a timely basis, or that our products and services will adequately address the changing needs of the marketplace and achieve market acceptance. The e-commerce industry in general is also characterized by evolving standards and technology. Our ability to anticipate or guide these standards in our targeted sectors and to fund advances in computer and telecommunications technology and software will be a significant factor in our ability to grow and remain competitive.

         OUR SUCCESS DEPENDS GREATLY ON THE INTERNET. Our future success depends greatly on more businesses using the Internet to transact business-to-business electronic commerce in the future. Commercial use of the Internet is currently at an early stage of development. It is unclear how popular various uses of the Internet will be in the future. Because our products and services use the Internet for data transport, user interfaces and data presentation, if commercial use of the Internet does not grow in the future for any reason our business will suffer. Furthermore, even if use of the Internet grows, businesses using the Internet may not be interested in our products and services.

         OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER. We expect that a significant portion of our revenue in the future will be derived from non-recurring fee income, which consists primarily of revenues from professional services such as software customization and training, software sales and one-time network installation fees. The timing of receipt of this revenue is dependent upon several factors that we cannot predict. These factors include:

         - The time required to close large license fee and development agreements. These agreements can be delayed due to customer requirements and decision-making processes.

         - The seasonality of certain sectors of the equipment industry in which we operate.

         - Delays in the introduction of new products or services and their acceptance by customers.

         -        Delays in delivering customized software to our customers.

         Recurring revenues are also difficult to estimate. Recurring revenues from maintenance and subscription fees may be estimated based on the number of subscribers to our services, but will be affected by the renewal rate which cannot be determined in advance. Renewal revenues can vary based on:

         -        competitive technologies or procedures,

         - specific economic conditions in e-commerce and in our target markets,

         -        general economic conditions, and

         -        delays in delivering customized software to our customers.

         The emerging nature of commercial use of the Internet makes predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance. It is also possible that in some future quarters our operating results will be below the expectations of securities analysts and investors, although we do not have any analysts following our stock at this time. In such circumstances, the price of our stock may decline.

         WE FACE RISKS IN ACCELERATING OUR GROWTH. Our ability to accelerate and sustain significant revenue growth is affected by many factors including the following:

         -        the growth rate of our selected markets;

         - the positioning of our products and services in our selected markets;

         - variations in demand for and cost of customer services and technical support;

         - customer adoption of Internet applications and their willingness to upgrade from client-server versions of software;

         - our ability to release new software applications and upgrades on a timely basis;

         -        our ability to establish and maintain strategic alliances;

         -        our ability to continue to make acquisitions; and

         - our ability to attract and retain a high-performance sales team.

         OUR PRICING MODELS MAY BE NEGATIVELY IMPACTED BY INCREASED COMPETITION. The market in which we operate has been, and we believe will continue to be, affected by competitors that sell products and services of very low prices in order to increase their market share. We may have to lower our prices to levels which would negatively affect our net income in order to compete with these competitors and maintain our customer base. Alternatively, we may have to exit certain market segments and/or product lines if we are unable to provide products and services at competitive prices.

         WE DEPEND ON MR. DEARING AND THE LOSS OF HIS SERVICES WOULD HARM OUR BUSINESS. Mr. Dearing is our Chairman of the Board, Chief Executive Officer and acting Chief Financial Officer. Following the resignation of our previous Executive Vice President of Business Development and Administration, Mr. Dearing is also now responsible for our business development program. If we lose the services of Mr. Dearing, our business would be harmed substantially.

         OUR ACQUISITION STRATEGY PRESENTS SPECIAL RISKS. We intend to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

         - difficulty in integrating acquired technologies, operations and personnel with our existing business;

         - diversion of management attention in connection with negotiating the acquisitions and integrating the assets;

         - strain on managerial and operational resources as we oversee larger and/or more geographically diverse operations;

         -        exposure to unforeseen liabilities of acquired companies;

         -        the need to incur or assume additional debt;

         - the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant; and

         - the assumption of contracts which may be unfavorable to us under which we are obligated to perform.

         We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree on our ability to successfully manage internal growth and integrate new acquisitions.

         We are actively recruiting for a Vice President of Mergers and Acquisitions to lead our acquisition program but continued delays in hiring a qualified candidate may delay or slow our acquisition activity.

         WE MAY NEED TO MODIFY OUR BUSINESS MODEL. Today, our business model is that of a services business: two-thirds of our yearly revenue is recurring revenue and one-third is from new sales and services. As we move our products to the Internet, we may need to modify our business model to focus more on initial sales of our software and less on continuing service. This modification would make our revenue streams more volatile and could significantly change our financial performance.

         WE FACE RISKS WITH OUR INTERNATIONAL STRATEGY. Our business strategy includes increasing our presence in the non-U.S. equipment markets. This strategy presents a number of special risks including:

         -        managing more geographically diverse operations;

         -        dealing with currency fluctuations;

         -        the increased costs of operation;

         -        only having a small number of employees in these markets;

         - our dependence on value-added resellers and contractors to sell and service our products;

         -        a much smaller and more concentrated current customer base;
                  and

         - the assumption that U.S. international policy will remain favorable towards the countries in which we sell our products and services.

         REVENUES FROM OUR NON-EQUIPMENT INDUSTRY BUSINESS ARE NOT INCREASING. We believe that our non-equipment industry business revenues will not grow and may gradually decline because we have almost reached saturation of the specific market niches in which we participate. However, it is very possible that revenues in the non-equipment businesses may decrease more rapidly due to business combinations in these markets, new technology or substitutes for our products and services.

         OUR COSTS ARE NOT ENTIRELY PREDICTABLE. We are highly dependent on software development to obtain new customers and maintain those we already have. We may substantially underestimate the time and expense necessary to create the software we sell. Furthermore, competition for skilled software developers may cause our employee costs to rise more rapidly from planned.

         OUR STOCK PRICE IS VOLATILE. The market price of our stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations.

         In recent months the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our stock.

         WE DO NOT PAY CASH DIVIDENDS. We do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

         In accordance with the Private Securities Litigation Reform Act of 1995, we can obtain a "safe-harbor" for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements which identify factors that could cause actual results to differ materially from those in the forward-looking statements. Accordingly, the following information contains or may contain forward-looking statements: (1) information included or incorporated by reference in this registration statement on Form S-3, including, without limitation, statements with respect to growth plans, projected sales, revenues, earnings and costs, and product development schedules and plans, (2) information included or incorporated by reference in our future filings with the Commission including, without limitation, statements with respect to growth plans, projected sales, revenues, earnings and costs, and product development schedules and plans and (3) information contained in written material, releases and oral statements issued by us, or on our behalf, including, without limitation, statements with respect to growth plans, projected sales, revenues, earnings and costs, and product development schedules and plans. Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify forward-looking statements. Our actual results may differ materially from those contained in the forward-looking statements identified above. Factors which may cause such a difference to occur include, but are not limited to, those factors set forth in the section entitled "Risk Factors," above.

                               SELLING SHAREHOLDER

         The following information regarding the common stock offered hereby has been provided to us by the selling shareholder identified below and reflects information concerning beneficial ownership of common stock as of the date of this prospectus.

                                                                                            SHARES OWNED AFTER
                                                                                                COMPLETION
                                            SHARES BENEFICIALLY        SHARES WHICH          OF THIS OFFERING
                                               OWNED PRIOR TO           ARE BEING            ----------------
           SELLING SHAREHOLDER                    OFFERING            OFFERED HEREBY          Number Percent
           -------------------                    --------            --------------          ------ -------
     RGC International Investors, LDC            3,262,500              3,262,500                0      -

         Under the terms of the debenture and the related investment options and warrants, the debenture is convertible and the investment options and warrants are exercisable by the holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates generally would not exceed 4.9% of our common stock that is outstanding at the time of conversion or exercise. In certain circumstances where we have the right to force conversion of the debenture and exercise of the investment options, the selling shareholder's percentage ownership may exceed 4.9% but cannot exceed 9.9%. Accordingly, the number of shares of common stock set forth in the table for the selling shareholder exceeds the number of shares of common stock that the selling shareholder could own beneficially at any given time through its ownership of the debenture, investment options and warrants. This limitation does not act as a cap on the aggregate number of shares that the selling shareholder may receive upon conversion or exercise of the debenture, investment options and warrants but may limit the selling shareholder's right to convert or exercise at certain times.

         RGC International Investors, LDC is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steve Katznelson own all of the outstanding capital stock of RGC General Partner Corp., are the sole officers and directors of RGC General Partner Corp. and are parties to a shareholders' agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., such individuals control Rose Glen Capital Management, L.P. Such individuals disclaim beneficial ownership of our common stock that is owned by the selling shareholder.

         On April 27, 2000, the selling shareholder purchased from us for $4 million:

         -        a 3-year debenture in the principal amount of $4 million,

         -        warrants to purchase 600,000 shares of our common stock,

         - an investment option to purchase 800,000 shares of our common stock.

Each of these securities is described in more detail below.

SHARES COVERED BY PROSPECTUS


         The shares covered by this prospectus can be summarized as follows:

                                                                                                      Shares
                                                                                                      ------

                  Conversion of principal of debenture.................................             1,000,000
                  Reserve for conversion of interest on debenture......................               210,000
                  Investment options...................................................               800,000
                  Warrants.............................................................               600,000
                  Reserve for adjustment as a result of default provisions and
                     antidilution provisions of securities.............................               652,500
                                                                                                    ---------

                  Total................................................................             3,262,500
                                                                                                    =========

THE DEBENTURE

         The debenture is in the principal amount of $4 million and is payable in full on April 27, 2003, three years after issuance. Interest accrues at the rate of 7% per annum and is payable at maturity.

Conversion

         The selling shareholder can, at any time or from time to time, convert the principal and accrued interest on the debenture into our common stock at a fixed conversion price of $4 per share, subject to adjustment as described below.
         Commencing after October 27, 2000, subject to extension in certain cases as set forth in the debenture, we can require the selling shareholder to convert the debenture into our common stock if, among other things:

         - the conversion date is at least ten (10) trading days after the date we provide notice to the selling shareholder of our election to require the selling shareholder to convert the debenture into common stock,

         - our closing stock price is greater than $6.60 for a period of twenty consecutive trading days prior to our notice,

         - our closing stock price is $6 or greater on the date of the conversion, and

         - the conversion would not result in the selling shareholder holding more than 9.9% of our then outstanding common stock.

         The conversion price is subject to adjustment as follows:

         - If, prior to April 27, 2001, we sell our common stock at a price that is less than the then current conversion price, the conversion price on the debenture will be reduced to the price at which we sold our stock. The April 27, 2001 date is extended for specified events as described in the debenture. After April 27, 2001, the conversion price is reduced on weighted average basis if we sell common stock at a price that is less than the then current exercise price. These adjustments are also applicable if we issue options, warrants, rights or convertible securities that are exercisable or convertible into our common stock at a price that is less than the then current exercise price. The following issuances, however, are not covered by the above adjustments:

                  -        options and warrants that were outstanding on April
                           27, 2000,

                  - stock or options granted or exercised under any of our benefit plans, as long as the issuance is approved by our independent directors,

                  - the issuance of securities in a firm commitment underwritten public offering,

                  - the issuance of securities in connection with a merger, consolidation or purchase of assets,

                  - the issuance of securities in connection with a strategic alliance, relationship, partnership or joint venture, the primary purpose of which is not to raise equity capital, and

                  - the issuance of securities in connection with our disposition or acquisition of a business, product or license.

         - The conversion ratio is also subject to customary adjustment provisions in the event of a stock split, stock dividend, or similar event.

         - In the event of a merger, consolidation, share exchange or similar event as a result of which our stock is changed into another class of stock of us or another entity, the selling shareholder will have the right to receive upon conversion of the debenture the securities or assets that the selling shareholder would have received had the debenture been converted in full immediately prior to the transaction.

         In no event will we issue more than 1,232,987 shares of our common stock pursuant to the debenture without shareholder approval. This amount represents 19.99% of our outstanding stock on April 27, 2000 and is the maximum number of shares we can issue under the rules of The Nasdaq Stock Market without obtaining shareholder approval.

         Following conversion of the debenture, if we fail to deliver the common stock within two business days, we are required to pay $2,000 per day beyond a two day grace period. At the selling shareholder's option, we must pay these amounts in cash or our stock.

Mandatory Redemptions

         If any of the events set forth below occurs, the selling shareholder may accelerate the maturity date of the debenture. In that event, the selling shareholder can require us to pay the greater of (1) 130% of the amount we otherwise owe under the debenture or (2) the "parity value" of the debenture, that is, the value of our stock issuable upon conversion of the debenture, valued at the highest closing price of our stock from the occurrence of the event until paid. This amount is payable in cash or in our stock, at the selling shareholder's election. The events that give rise to a mandatory redemption include the following:

         - we fail to pay principal or interest on the debenture when due,

         -        we fail to comply with specified covenants in the debenture,

         -        we fail to meet our registration requirements,

         -        we commit specified events of bankruptcy,

         - we fail to maintain a Nasdaq, Nasdaq Small Cap, or American Stock Exchange listing,

         - we sell substantially all of our assets or we are acquired in a merger or other business combination.

Covenants

         As long as $500,000 or more principal amount of the debenture is outstanding, we agreed not to:

         - pay any dividends or make any other distribution on our common stock, other than stock dividends and stock splits,

         - repurchase or redeem any shares of our capital stock, except in exchange for common stock or preferred stock,

         - incur or assume any liability for borrowed money, except (1) our existing debt, (2) debt from a bona fide financial lending institution, (3) indebtedness to trade creditors, (4) borrowings used to repay the debenture, (5) indebtedness assumed or incurred in connection with the acquisition of a business, product, license or other asset, (6) refinancings of any of the above, and (7) indebtedness that is subordinate to the debenture,

         - sell or otherwise dispose of assets outside the normal course of business, except (1) the sale of a business, product, license or other asset that our board of directors determines is in the best interests of us and our shareholders, and (2) sales of assets with a value not exceeding $500,000 in any 12-month period following the issuance of the debenture,

         - lend money or make advances to any person not in the ordinary course of business, except loans to subsidiaries or joint ventures approved by a majority of our independent directors,

         - guarantee another person's liabilities, except, among other things, guarantees made in connection with the acquisition of a business, product, license or other asset.

INVESTMENT OPTIONS

         The investment options allow the selling shareholder to purchase up to 800,000 shares of our common stock at $6 per share. The investment option can be exercised by the selling shareholder at any time or from time to time on or prior to October 27, 2001.

         The exercise price is reduced on a weighted average basis for the issuance of securities at a price or with a conversion or exercise price of less than $6, subject to the same exceptions as for the debenture. We have also agreed with The Nasdaq Stock Market not to enter into any transaction that will result in a reduction of the exercise price of the investment options and warrants to $4.75 or less with respect to 1,232,987 shares or more, unless we are either permitted (or not prohibited) by the applicable rules and regulations of The Nasdaq Stock Market to do so or we obtain shareholder approval to do so.

         Beginning April 27, 2001, we can require the selling shareholder to exercise the investment options if, among other things:

         - The registration statement of which this prospectus is a part has been effective for at least 90 days,

         - the closing bid price of our common stock exceeds $9.90 for 20 consecutive trading days,

         - we provide at least 10 business days notice of our election to require the selling shareholder to exercise the investment options,

         - we are not in possession of material nonpublic information that would cause an increase in our common stock unless we publicly disclose this information, and

         - our average closing bid price from the date of our notice to the date of exercise of the investment options is $9.00 or more.

WARRANTS

         The warrants allow the selling shareholder to purchase up to 600,000 shares of our common stock at $6 per share. The warrants can be exercised by the selling shareholder at any time or from time to time on or prior to April 27, 2005. The warrants are otherwise identical to the investment options, except we cannot force the selling shareholder to exercise the warrants prior to the expiration date of the warrants.

SECURITIES PURCHASE AGREEMENT

         Pursuant to the securities purchase agreement with the selling shareholder, we agreed, among other things, that until the date that is 180 days after effectiveness of the registration statement of which this prospectus is a part we will not conduct any equity financing, including debt financing with an equity component, without the approval of the selling shareholder. In addition, until 360 days after effectiveness of the registration statement of which this prospectus is a part, we agreed to grant the selling shareholder a right of first refusal with respect to our equity financings.

         These restrictions do not apply to:

         - issuances of securities in a firm commitment, underwritten public offering,

         - issuances of securities in connection with a merger, consolidation or purchase of assets or in connection with a strategic alliance, relationship, partnership or joint venture, the primary purpose of which is not to raise equity capital,

         - issuances of securities in connection with the disposition or acquisition of a business, product or license,

         - issuances of up to 200,000 shares of common stock, including warrants, to vendors and up to 400,000 shares in connection with restructuring our accounts receivable sales facility, provided the stock is sold or exercisable at $6.00 per share or greater,

         - securities issued under stock option, stock purchase or restricted stock plans approved by our shareholders.

REGISTRATION RIGHTS AGREEMENT

         Under a registration rights agreement with the selling shareholder, we agreed, among other things, to file, obtain and maintain effectiveness of the registration statement of which this prospectus is a part. If the registration statement is not effective by August 25, 2000, we fail to maintain effectiveness of the registration statement, or our common stock is not listed on an exchange or Nasdaq, we must make a payment equal to 1% of the original amount of the debenture for each of the first two calendar months and 2% for each subsequent calendar month that the condition exists. We must pay this amount in cash or, in the selling shareholder's election, by adding it to the amount of the debenture.

FINDER

         In connection with the financing, we agreed to pay Crown Energy Incorporated a finder's fee of 4% of all funds received from the selling shareholder or $160,000. We also agreed to issue to the finder a 5-year warrant for each $500 in funds received from the selling shareholder or a warrant for 8,000 shares of stock. The exercise price of the warrant will be $7.03, or 125% of the closing price of our common stock on April 27, 2000.

         The finder introduced us to the selling shareholder but did not engage in any negotiations regarding the transaction, review or comment on the documents pertaining to the financing, participate in the financing, or assist us in any way in structuring or completing the financing.

                              PLAN OF DISTRIBUTION

         The shares being offered by the selling shareholder or its respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions (which may involve block transactions):

         - on The Nasdaq Stock Market or on such other market on which the common stock may from time to time be trading;

         -        in privately-negotiated transactions;

         -        through the writing of options on the shares;

         -        short sales; or

         -        any combination thereof.

         The sale price to the public may be:

         -        the market price prevailing at the time of sale;

         -        a price related to such prevailing market price;

         -        at negotiated prices; or

         - such other price as the selling shareholder determines from time to time.

         The shares may also be sold pursuant to Rule 144 under the Securities Act. The selling shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

         The selling shareholder or its pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholder. The selling shareholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

         The selling shareholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling shareholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling shareholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                                 USE OF PROCEEDS

         The proceeds from the sale of shares of common stock covered by this prospectus are entirely for the benefit of the selling shareholder. We will not receive any proceeds from the sale of shares of common stock by the selling shareholder.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. In the opinion of Godfrey & Kahn, S.C., the shares are duly and validly authorized, fully paid and, subject to Section 180.0622(2)(b) of the Wisconsin Statutes, nonassessable.
Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months' service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended July 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Exchange Act, and in accordance therewith, file reports, proxy and information statements and other information with the Commission. We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all the information included or incorporated in the registration statement. Such reports, proxy and information statements, registration statement and other information filed by us may be inspected and, upon payment of prescribed fees, copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

         You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Such information may also be accessed electronically by means of the Commission's website on the Internet at http://www.sec.gov.

         In addition, our common stock is listed on the Nasdaq National Market, and such reports, proxy and information statements, registration statement and other information should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any we make after the date we file the registration statement of which this prospectus is a part and before the registration statement becomes effective:

         - our annual report on Form 10-K for the year ended July 31, 1999;

         - our quarterly reports on Form 10-Q for the quarters ended October 31, 1999, January 31, 2000 and April 30, 2000;

         - our current reports on Form 8-K dated February 18, 2000 and April 27, 2000;

         - the description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the incorporated documents, other than exhibits to such documents. Requests for such copies should be directed to Corporate Secretary, ARI Network Services, Inc., 330 East Kilbourn Avenue, Milwaukee, Wisconsin 53202; telephone
(414) 278-7676.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred by the Registrant in connection with the distribution of the securities being registered hereby:


         SEC registration fee............................................    $     3,311
         Nasdaq listing fee..............................................         65,250
         Accounting fees and expenses....................................          4,000
         Legal fees and expenses.........................................          9,000
         Miscellaneous...................................................          3,439
                                                                              ----------

                  TOTAL..................................................    $    85,000
                                                                              ==========

         All of the above expenses, other than the SEC registration fee, are estimates. All of the expenses listed will be paid by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

         Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

         Unless otherwise provided in the articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the
WBCL: (i) by majority vote of a disinterested quorum of the board of directors, or if such disinterested quorum cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section
180.0858 of the WBCL.

         Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         As permitted by Section 180.0858, the Registrant has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of the Registrant's by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proved by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. The Registrant has purchased directors' and officers' liability insurance which insures the Registrant's officers and directors against certain liabilities which may arise under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

         See "Exhibit Index."

ITEM 17.  UNDERTAKINGS.

         *(a)    The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         *(b)    The undersigned Registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         *(h)    Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

------------

* Paragraph references correspond to those of Item 512 of Regulations S-K.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 22, 2000.

                                     ARI NETWORK SERVICES, INC.


                                     By:    /s/  Brian E. Dearing
                                            ---------------------------------
                                            Brian E. Dearing
                                            Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                    Title                                      Date
               ---------                                    -----                                      ----
  /s/  Brian E. Dearing                        Chairman and Chief Executive Officer,
---------------------------------------        Acting Chief Financial Officer and
Brian E. Dearing                               Acting Chief Accounting Officer
                                               (Principal Executive Officer and Principal
                                                Financial and Accounting Officer)


                   *                           Director
---------------------------------------
Gordon J. Bridge

                                               Director
---------------------------------------
Francis Brzezinski

                   *                           Director
---------------------------------------
George D. Dalton

                                               Director
---------------------------------------
Ted C. Feierstein

                   *                           Director
---------------------------------------
Richard W. Weening

* Executed on June 22, 2000, by Brian E. Dearing, pursuant to a power of attorney previously filed.


                                                /s/  Brian E. Dearing
                                              ----------------------------------
                                              Brian E. Dearing, attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------
    4.1           Securities Purchase Agreement dated as of April 25, 2000 by and among the Registrant and RGC International Investors, LDC, incorporated herein by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K dated April 27, 2000

    4.2 Convertible Subordinated Debenture dated as of April 27, 2000, incorporated herein by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K dated April 27, 2000

    4.3 Stock Purchase Warrant dated as of April 27, 2000, incorporated herein by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K dated April 27, 2000

    4.4 Investment Option dated as of April 27, 2000, incorporated herein by reference to Exhibit 99.4 of the Registrant's Current Report on Form 8-K dated April 27, 2000

    4.5 Registration Rights Agreement dated as of April 27, 2000 by and among the Registrant and the Investor, incorporated herein by reference to Exhibit 99.5 of the Registrant's Current Report on Form 8-K dated April 27, 2000

    5.1           Opinion of Godfrey & Kahn, S.C.

   23.1           Consent of Ernst & Young LLP

   23.2           Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)

   24.1           Powers of Attorney (filed on May 12, 2000)